ADDENDUM

This ADDENDUM (the "Addendum"), made, executed, and entered into this day of March, 2016, is by and between KSIX Media, Inc., a Nevada corporation (hereinafter referred to as "Borrower") and Paywall, Inc., a Nevada corporation (hereinafter referred to as "Holder"). Both Borrower and Holder are collectively referred to as the Parties hereinafter.

RECITALS

WHEREAS, Borrower and the Holder executed a "Convertible Promissory Note" dated January 19, 2016, a copy of which is attached hereto as Exhibit "A" (hereinafter referred to as the "Note");

FURTHER, the Borrower is the wholly-owned subsidiary of KSIX Media Holdings, Inc., a Nevada corporation (hereinafter referred to as the "Parent"), whose common stock is quoted on the OTC Pinks under the ticker symbol KSIX; and

FURTHER, pursuant to §2 of the Note, the Borrower, at its sole discretion, has the option to convert any applicable payments due from the Borrower into the common stock of the Parent (hereinafter referred to as the "KSIX Stock") under certain specific circumstances as set forth in such same said Note.

FURTHER, the Parties hereby desire to amend to certain sections of the Note in order to modify the repayment and conversion terms.

MODIFIED TERMS

AS SUCH, the Parties have agreed to the following terms and conditions which modifies and/or effects the Note as follows:

1. Immediate Conversion. Upon execution of this Addendum, the Holder shall be entitled to convert Twenty Thousand Dollars ($20,000) of the Note at a Forty-Five Percent (45%) discount to the lowest closing price of the KSIX Stock during the previous ten trading days such that if the lowest closing price for one share of common stock of Parent during the ten days prior to the conversion is $1.00, the Holder is entitled to the same share for $0.55, under the same constraints and limitations as set forth in §2.1 of the Note (See Exhibit "A").

2. Conversion Price Addendum. The Parties agree that §2.1 of the Note shall be amended to state that the conversion price for all conversions (other than the conversion described in Paragraph 1 above), shall be a thirty five percent (35%) discount to the average of the previous ten trading days such that if the average closing price for one share of common stock of Parent during the ten days prior to the conversion is $1.00, the Holder is entitled to the same share for $0.65, under the same constraints and limitations as set forth in §2.1 of the Note (See Exhibit "A").

3. Repayment and Additional Conversion. Borrower shall make a payment of $30,000 to the Holder within sixty days from the date of this Addendum. In addition, the Borrower must make additional payments of the greater of (a) $20,000, or (b) 10% of the gross proceeds received by Borrower, upon any entry into a qualified financing, which shall be defined as any debt or equity financing that Borrower enters into with a third party in an amount of at least $100,000. Also, the

Holder shall have the right to convert another $20,000 of the Note sixty days from the date of this Addendum at the new conversion price listed in Paragraph 2 above.

4. Default. In addition to the Default language listed in Section 4 of the Note, if any payment listed in the Note or this Amendment is not made on its due date, the Holder shall have the right to convert any portion of the Note, or the full Note, in its sole discretion, subject to the 9.9% beneficial ownership limitation described in Section 2.1 of the Note.

5. Full Force and Effect. All other terms and provisions of the Note, including all Default language, shall remain in full force and effect.

ADDENDUM CLOSING

Both Parties agree that the remaining terms and conditions of the Note, other than those which have been added to and/or partially modified as set forth in this Addendum, are still in full force and effect; and

The Borrower and the Holder hereby agree that they have received mutual consideration pursuant to the terms and conditions of this Addendum which both Parties mutually agree to be adequate and significant.

This Addendum may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first set forth above by its duly authorized officer:

KSIX Media, Inc.	**Paywall, Inc.**
Signed:	Signed:
By: Carter Matzinger	By: Edwin Winfield
Title: President	Title: COO